Exhibit 99.1

Autobytel Generates 24% Increase in Revenues for 2013 Third Quarter

– Net Income More than Doubles to $1.3 Million –

IRVINE, Calif. (November 7, 2013) – Autobytel Inc. (Nasdaq: ABTL), the company dedicated to connecting automotive consumers with dealers, today announced financial results for the third quarter ended September 30, 2013, that reflect a more than doubling of net income and 24% growth in total revenues, compared with last year's third quarter.

"We are continuing to execute on our strategic initiatives, including generating high sales conversion rates for our customers from the leads we deliver to them," said Jeffrey H. Coats, President and Chief Executive Officer.  "Our strong revenue for the third quarter, combined with appropriate cost management, allowed Autobytel to post a significant improvement in our financial results compared with last year.  With a steadily expanding automotive market and ongoing demand for our high-quality leads from both retail and wholesale customers, we remain enthusiastic about Autobytel's prospects.

"We recently completed the acquisition of Advanced Mobile, a leader in providing mobile technologies to the automotive industry," Coats added.  "We are excited to be able to provide dealers with a new way to engage with car shoppers through mobile devices, at the time, place and in a manner preferred by consumers.  Mobile use has exploded over the last several years, and this acquisition helps us leverage that trend to assist dealers in selling more cars."

Total revenues for the 2013 third quarter rose to $21.6 million from $17.5 million last year.  Revenues generated from automotive leads advanced 26% to $19.0 million for the 2013 third quarter, up from $15.1 million for last year's third quarter.  The improvement primarily reflected strong demand from automotive dealers (retail) and auto manufacturers (wholesale).  Retail revenues grew approximately 10%, and wholesale revenues increased approximately 39% for the 2013 third quarter, compared with last year's third quarter.

Gross profit increased 31% to $8.8 million, or 40.7% of revenues, for the 2013 third quarter, up from $6.7 million, or 38.5% of revenues, last year.

Total operating expenses were $7.4 million, or 34.3% of revenues, for the third quarter of 2013, compared with $6.1 million, or 34.9% of revenues, for the third quarter of last year.  Third quarter 2013 total operating expenses included approximately $250,000 in costs related to the acquisition of Advanced Mobile as well as increased marketing and branding expenditures.

Net income for the 2013 third quarter more than doubled to $1.3 million, or $0.13 per diluted share, based on 10.6 million diluted average weighted shares outstanding.  Net income for the 2012 third quarter was $551,000, or $0.06 per diluted share, based on 10.1 million diluted average weighted shares outstanding.

EBITDA for the third quarter of 2013 rose to $2.0 million, from $1.3 million for the same quarter last year.  Cash net income grew to $1.9 million, or $0.18 per diluted share, for the third quarter of 2013, up from $1.4 million, or $0.14 per diluted share, for last year's third quarter.

Nine-Month Results
 For the year-to-date period ended September 30, 2013, revenues grew 16% to $57.7 million, up from $49.9 million for the first nine months of 2012.  Auto lead revenues increased 18% for the first nine months of 2013, compared with the same period last year.  Retail revenues grew 11%, and wholesale revenues improved 24% for the first nine months of 2013, versus the first nine months of 2012.
Gross profit increased to $22.4 million, or 38.8% of revenues, for the 2013 year-to-date period, compared with $19.9 million, or 39.9% of revenues, for the same period last year.

Total operating expenses for the first nine months of 2013 amounted to $20.4 million, or 35.4% of total revenues, versus $18.6 million, or 37.3% of total revenues, for the first nine months of last year.

Net income for the 2013 year-to-date period rose to $2.0 million, or $0.21 per diluted share, based on 10.3 million diluted average weighted shares outstanding.  Net income for the year-ago period was $1.0 million, or $0.11 per diluted share, based on 9.3 million diluted average weighted shares outstanding.

EBITDA for the first nine months of 2013 totaled $4.0 million, up from $3.1 million for the first nine months of last year.  Cash net income totaled $4.1 million, or $0.40 per diluted share, for the first nine months of 2013, versus $3.4 million, or $0.36 per diluted share, for the same period last year.

Cash and cash equivalents increased to $17.4 million at September 30, 2013, from $15.3 million at December 31, 2012.

Cash flow provided by operations was $1.8 million for the third quarter of 2013, compared with $1.5 million last year.  Cash flow provided by operations totaled $2.7 million for the first nine months of 2013, versus $4.4 million for the first nine months of 2012.  The nine months decrease in cash flow provided by operations is related to an increase in working capital resulting from the significant increase in revenue compared with the prior period.

Recent Business Developments
During the third quarter of 2013, Autobytel made a $2.5 million strategic investment in AutoWeb, a new, pay-per-click, auction-driven automotive advertising marketplace that will help automotive content publishers monetize traffic that has previously been under-monetized.  In addition to the $2.5 million cash investment, Autobytel also assigned to AutoWeb Autobytel's rights to the AutoWeb trademarks and domain name (valued by the parties at $1.5 million).  The investment represents Autobytel's ongoing commitment to deliver serious car buyers to customers and a personalized online experience to consumers.

Autobytel teamed with SaleMove, whose patent-pending technology allows auto dealers and manufacturers to enhance the online shopping experience by interacting with consumers in real-time, using the method most comfortable to them, including live video, audio, text-based chat or phone.  During the 2013 third quarter, Autobytel made an initial investment in SaleMove and plans to support the company in SaleMove's ongoing development of its innovative technology.

Subsequent to the end of the third quarter, the company acquired Advanced Mobile, LLC for an initial consideration of $2.5 million.  Advanced Mobile can earn up to an additional $1.5 million in contingent payments based on the revenue and gross profit performance of the acquired business over a three-year period beginning on January 1, 2014.  Advanced Mobile's suite of services, which helps facilitate communication between dealers and car buyers through smart phones and tablets, forms the basis of a collection of mobile services that Autobytel plans to offer to auto dealer and manufacturer customers, as well as to consumers through Autobytel's own websites.

Business Outlook
Based on current business trends, Autobytel estimates 2013 fourth quarter revenues in the range of $19 million to $20 million, representing solid year-over-year growth and the usual, expected seasonal softening, and anticipates gross margin of 40%.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2013 third quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 86973459.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel's website.  A telephone replay of the call will also be available through November 14, 2013 by dialing (855) 859-2056, passcode 86973459.  The slides that will be referenced during the call will be available on the company's website at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  The slides will contain disclosures of EBITDA, cash flow, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
 Autobytel has disclosed EBITDA, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2012 and 2013 third quarter and nine-month period.  The company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The company defines cash net income as net income plus depreciation and amortization and non-cash share-based compensation and defines cash net income per diluted share as cash net income divided by weighted average diluted shares outstanding.  The company's management believes that presenting EBITDA, cash net income and cash net income per diluted share provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of EBITDA, cash net income and cash net income per diluted share to the closest GAAP financial measures is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States and offers consumers robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.
Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments that with a steadily expanding automotive market and ongoing demand for the company's high-quality leads from both retail and wholesale customers, the company remains enthusiastic about its prospects, regarding the company's estimates that fourth  quarter revenue will be in the range of $19 to $20 million, and regarding the company's estimates for generating gross margins of 40% for the fourth quarter of 2013, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investor Relations:
Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$17,373	$15,296
Accounts receivable (net of allowances for bad debts and customer credits of $463 and $426 at September 30, 2013 and December 31, 2012, respectively)	14,297	10,081
Prepaid expenses and other current assets	558	504
Total current assets	32,228	25,881
Property and equipment, net	1,677	1,593
Intangible assets, net	575	1,539
Long-term investment	2,500	-
Goodwill	11,677	11,677
Other assets	2,084	77
Total assets	$50,741	$40,767

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,110	$3,837
Accrued expenses and other current liabilities	6,067	5,377
Deferred revenues	-	168
Total current liabilities	12,177	9,382
Convertible note payable	5,000	5,000
Borrowings under credit facility	4,250	-
Other non-current liabilities	794	620
Total liabilities	22,221	15,002

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 8,907,331 and 8,855,400 shares issued and outstanding, as of September 30, 2013 and December 31, 2012, respectively	9	9
Additional paid-in capital	307,013	306,252
Accumulated deficit	(278,502)	(280,496)
Total stockholders' equity	28,520	25,765
Total liabilities and stockholders' equity	$50,741	$40,767

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Revenues:
Lead fees	$20,653	$16,523	$55,013	$47,077
Advertising	956	884	2,567	2,670
Other revenues	26	47	88	144
Total revenues	21,635	17,454	57,668	49,891
Cost of revenues (excludes depreciation of $18 and $25 for the three months ended September 30, 2013 and 2012, respectively, and $70 and $90 for the nine months ended September 30, 2013 and 2012, respectively)	12,826	10,739	35,311	30,004
Gross profit	8,809	6,715	22,357	19,887

Operating expenses:
Sales and marketing	2,745	2,035	7,122	6,648
Technology support	1,855	1,651	5,328	5,098
General and administrative	2,526	1,983	6,961	5,772
Depreciation and amortization	362	492	1,196	1,295
Litigation settlements	(66)	(68)	(205)	(205)
Total operating expenses	7,422	6,093	20,402	18,608
Operating income	1,387	622	1,955	1,279
Interest and other income (expense), net	24	16	331	12
Income tax provision	138	87	292	256
Net income and comprehensive income	$1,273	$551	$1,994	$1,035

Basic income per common share	$0.14	$0.06	$0.22	$0.11
Diluted income per common share	$0.13	$0.06	$0.21	$0.11

Shares used in computing earnings per common share (in thousands):
Basic	8,901	8,853	8,874	9,043
Diluted	10,586	10,098	10,310	9,258

AUTOBYTEL INC.
RECONCILIATION OF CASH NET INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income	$1,273	$551	$1,994	$1,035

Depreciation and amortization	467	607	1,528	1,626

Share-based compensation	182	209	556	708

Cash net income	$1,922	$1,367	$4,078	$3,369

Cash net income per diluted share	$0.18	$0.14	$0.40	$0.36

Shares used in calculating
cash net income per diluted share	10,586	10,098	10,310	9,258

AUTOBYTEL INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income	$1,273	$551	$1,994	$1,035

Net interest	79	61	225	208

Income taxes	138	87	292	256

Depreciation and amortization	467	607	1,528	1,626

Earnings before interest, taxes,
depreciation and amortization	$1,957	$1,306	$4,039	$3,125